Exhibit 99.1
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NEWS RELEASE
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    Comdisco Completes Final Redemption of its 11% Subordinated Secured Notes
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Rosemont, IL April 28, 2003: Comdisco Holding Company, Inc. (OTC:CDCO) said today that it has completed the final redemption of its 11% Subordinated Secured Notes due 2005. This redemption of $85 million principal amount of Subordinated Secured Notes was announced by Comdisco in a news release dated April 14, 2003. As a result of this redemption, all Subordinated Secured Notes have been redeemed and are no longer outstanding.

The $85 million principal amount of Subordinated Secured Notes were redeemed at a price equal to 100% of their principal amount plus accrued and unpaid interest to the redemption date. Comdisco previously redeemed $65 million, $200 million, $100 million, $50 million, $75 million, and $75 million principal amounts of the 11% Subordinated Secured Notes on November 14, 2002, December 23, 2002, January 9, 2003, February 10, 2003, March 3, 2003, and April 2, 2003 respectively.

About Comdisco
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The purpose of reorganized Comdisco is to sell, collect or otherwise reduce to money the remaining assets of the corporation in an orderly manner. Rosemont, IL-based Comdisco (www.comdisco.com) provided equipment leasing and technology services to help its customers maximize technology functionality and predictability, while freeing them from the complexity of managing their technology. Through its former Ventures division, Comdisco provided equipment leasing and other financing and services to venture capital backed companies.

Safe Harbor
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The foregoing contains forward-looking statements regarding Comdisco. They reflect the company's current views with respect to current events and financial performance, are subject to many risks, uncertainties and factors relating to the company's operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied by such forward-looking statements. The company intends that such forward-looking statements be subject to the Safe Harbor created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words and phrases "expect," "estimate," and "anticipate" and similar expressions identify forward-looking statements. Certain factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: uncertainties related to the company's bankruptcy plan of reorganization; the company's limited business purpose and the inherent uncertainty of its limited business plan; continuing volatility in the equity markets, which can affect the availability of credit and other funding sources to the high technology sector companies in the Ventures portfolio, resulting in the inability of those companies to satisfy their obligations in a timely manner and an increase in bad debt experience beyond current reserves; the company's significant exposures to companies in the telecommunications, electronics, and other high technology industries that have been severely negatively impacted by the recent economic downturn; exposure to customer concentration risk; and exposure to foreign exchange rate fluctuations. Other risk factors are listed from time to time in the company's SEC reports, including, but not limited to, the report on Form 10-Q for the fiscal quarter ended December 31, 2002. Comdisco disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:
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Mary Moster
(847) 518-5147
mcmoster@comdisco.com

Paying Agent:
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Wells Fargo Bank Minnesota, N.A.
Telephone: (800) 344-5128